UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2021 (July 23, 2021)

Microvast Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38826	83-2530757
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

12603 Southwest Freeway, Suite 210

Stafford, Texas 77477

(Address of principal executive offices, including zip code)

281-491-9595

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common stock, par value $0.0001 per share	MVST	The Nasdaq Stock Market LLC
Redeemable warrants, exercisable for shares of common stock at an exercise price of $11.50 per share	MVSTW	The Nasdaq Stock Market LLC

Introductory Note

On July 23, 2021 (the “Closing Date”), the registrant, Microvast Holdings, Inc. (formerly known as Tuscan Holdings Corp.) consummated the previously announced acquisition of Microvast, Inc., a Delaware corporation (“Microvast”), pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated February 1, 2021, between the Tuscan Holdings Corp., Microvast and TSCN Merger Sub Inc., a Delaware corporation (“Merger Sub”), pursuant to which Merger Sub merged with and into Microvast, with Microvast surviving the merger (the “Merger”). Unless the context otherwise requires, “Tuscan” refers to the registrant prior to the Closing, and “we,” “us,” “our” and the “Company” refer to the registrant and its subsidiaries, including Microvast, following the Closing.

In connection with the Merger Agreement, Tuscan, MVST SPV Inc., a wholly owned subsidiary of Tuscan (“MVST SPV”), Tuscan, Microvast Power System (Huzhou) Co., Ltd., Microvast’s majority owned subsidiary (“MPS”), certain MPS convertible loan investors (the “CL Investors”) and certain minority equity investors in MPS (the “Minority Investors” and, together with the CL Investors, the “MPS Investors”) and certain other parties entered into a framework agreement (the “Framework Agreement”), pursuant to which, among other things, (1) the CL Investors waived certain rights with respect to the convertible loans (the “Convertible Loans”) held by such CL Investors that were issued under that certain Convertible Loan Agreement, dated November 2, 2018, among Microvast, MPS, such CL Investors and the MPS Investors (the “Convertible Loan Agreement”) and, in connection therewith, certain affiliates of the CL Investors (“CL Affiliates”) subscribed for 6,719,845 shares of common stock, $0.0001 par value per share (“common stock”), of Tuscan in a private placement in exchange for MPS convertible loans (the “CL Private Placement”).

In connection with the Merger Agreement, Tuscan entered into subscription agreements with (a) the holders of an aggregate of $57,500,000 outstanding promissory notes issued by Microvast (the “Bridge Notes”) pursuant to which Tuscan agreed to issue an aggregate of 6,736,106 shares of common stock upon conversion (the “Bridge Notes Conversion”) of the Bridge Notes, and (b) a number of outside investors who agreed to purchase an aggregate of 48,250,000 shares of common stock at a price of $10.00 per share, for an aggregate purchase price of $482,500,000 (the “PIPE Financing”).

The CL Private Placement, the Bridge Notes Conversion and the PIPE Financing closed contemporaneously with the closing under the Merger Agreement (collectively, the “Closing”). Upon the Closing of the Merger, the CL Private Placement, the Bridge Notes Conversion, the PIPE Financing and related transactions (collectively, the “Business Combination”), Microvast became a wholly-owned subsidiary of the Company, with the stockholders of Microvast becoming stockholders of the Company, and with the Company renamed “Microvast Holdings, Inc.”

Item 1.01. Entry into a Material Definitive Agreement.

Stockholders Agreement

At the Closing, the Company, Mr. Yang Wu (“Wu”) and Tuscan Holdings Acquisition LLC, a Delaware limited liability company (the “Sponsor”), entered into a Stockholders Agreement (the “Stockholders Agreement”), which provides that immediately following the Closing, the board of directors of the Company (the “board”) shall consist of: (i) Wu, who is the initial Chairman of the board (who is also the Chief Executive Officer of the Company); (ii) Yanzhuan Zheng (who is also the Chief Financial Officer of the Company); (iii) Stanley Whittingham; (iv) Arthur Wong; (v) Craig Webster; (vi) Stephen Vogel; and (vii) Wei Ying. The Stockholders Agreement also provides that the Company’s amended and restated certificate of incorporation (the “Charter”) shall provide that (a) the number of directors which shall constitute the board shall be fixed by and in the manner provided in the Bylaws, except that any increase or decrease in the number of directors shall require the affirmative vote of the Wu Directors (as defined below), and (b) the board shall be divided into three classes designated Class I, Class II and Class III, as follows:

(i) The Class I Directors shall be Stephen Vogel and Wei Ying, each of whom shall initially serve for a term expiring at the first annual meeting of stockholders held after the Closing;

(ii) The Class II Directors shall be Stanley Whittingham and Arthur Wong, each of whom shall initially serve for a term expiring at the second annual meeting of stockholders held after the Closing; and

(iii) The Class III Directors shall be Wu, Yanzhuan Zheng and Craig Webster, each of whom shall initially serve for a term expiring at the third annual meeting of stockholders held after the Closing.

Wu has the right, but not the obligation, to nominate for election to the board at every meeting of the stockholders of the Company at which directors are elected a number of individuals (rounded up to the nearest whole number) equal to (a) the total number of directors, multiplied by (b) the quotient obtained by dividing the shares of common stock beneficially owned by Wu by the total number of outstanding shares of common stock (each, a “Wu Director”) less the number of Wu Directors then serving on the board and whose terms in office are not expiring at such meeting. Wu, Yanzhuan Zheng, Stanley Whittingham and Arthur Wong were nominated by Wu as the initial Wu Directors.

So long as the Sponsor beneficially owns at least 5,481,441 shares of common stock, the Sponsor shall have the right, but not the obligation, to nominate for election to the board at every meeting of the stockholders of the Company at which directors are elected, one individual (the “Sponsor Director”) less the number of Sponsor Directors then serving on the board and whose terms in office are not expiring at such meeting. Stephen Vogel was nominated by the Sponsor as the initial Sponsor Director.

The foregoing description of the Stockholders Agreement is a summary only and is qualified in its entirety by reference to the Stockholders Agreement, a copy of which is attached as Exhibit 4.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Registration Rights and Lock-Up Agreement

At the Closing, the Company entered into a Registration Rights and Lock-Up Agreement (the “Registration Rights and Lockup Agreement”) with stockholders of Microvast prior to the consummation of the Business Combination, the affiliates of certain former investors in Microvast’s subsidiary Microvast Power System (Houzhou) Co. Ltd., the Sponsor and certain officers and directors of the Company, pursuant to which the Company is obligated to file a registration statement promptly following the Closing to register the resale of certain securities of the Company held by the parties to the Registration Rights and Lock-Up Agreement. The Registration Rights and Lock-Up Agreement provides the parties thereto with “piggy-back” registration rights, subject to certain requirements and customary conditions. There are no cash penalties under the Registration Rights and Lock-Up Agreement for failure to timely file a required registration statement.

Subject to certain exceptions, the Registration Rights and Lock-Up Agreement further provides (1) Wu will be subject to a lock-up of one year post closing with respect to 25% of his shares of common stock and a lock-up of two years for the remaining 75% of his shares of common stock, provided that, with respect to the 25% of his shares subject to the one-year lock-up, he can sell those shares if the shares trade at $15.00 or above for 20 days in any 30-day period, (2) the Microvast equity holders other than Wu are subject to a six-month lock-up post closing, and (3) with respect to the shares of common stock owned by the Sponsor, Stefan M. Selig, Richard O. Rieger, and Amy Butte (collectively, the “Sponsor Group”), such shares shall be subject to the transfer restrictions provided in the Amendment to Escrow Agreement described below.

The foregoing description of the Registration Rights and Lock-Up Agreement is a summary only and is qualified in its entirety by reference to the Registration Rights and Lock-Up Agreement, a copy of which is attached as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Termination IPO Registration Rights Agreement

The holders of the founders’ shares, as well as the holders of the private units issued in connection with Tuscan’s initial public offering and any units the Sponsor, initial stockholders, officers, directors or their affiliates may be issued in payment of working capital loans made to us (and all underlying securities), were entitled to registration rights pursuant to an agreement signed in connection with the initial public offering. At the Closing, the parties agreed to terminate this registration rights agreement and replace it with the Registration Rights and Lock-Up Agreement.

Indemnity Agreements

On the Closing Date, we entered into indemnity agreements with Wu, Yanzhuan Zheng, Craig Webster, Wei Ying, Stanley Whittingham, Arthur Wong and Stephen Vogel, each of whom became a director following the Business Combination, and Wenjuan Mattis, Ph.D., Shane Smith, Shengxian Wu, Ph.D. Sascha Rene Kelterborn, Sarah Alexander and Lu Gao each of who became executive officers of the Company following the Business Combination. Each indemnity agreement provides that, subject to limited exceptions, and among other things, we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as our director or officer.

The foregoing description of the indemnity agreements is a summary only and is qualified in its entirety by reference to the form of indemnity agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Amendment to Escrow Agreement

At the Closing, the Sponsor and related parties entered into an amendment to the Escrow Agreement pursuant to which the 6,750,000 shares held by Tuscan Holdings Acquisition LLC (“Sponsor”), and the 30,000 shares held by each of Stefan M. Selig, Richard O. Rieger and Amy Butte (together with the Sponsor, the “Founders”) are being held post-Closing. Pursuant to the amended Escrow Agreement:

●	The 5,062,500 shares of common stock held by Sponsor (“Sponsor Upfront Escrow Shares”) and all of the shares of common stock held by Founders other than Sponsor (the “Founder Upfront Escrow Shares”) shall be held until (i) with respect to 3,375,000 Sponsor Upfront Escrow Shares and 45,000 Founder Upfront Escrow Shares, the earlier of (A) one year following the date of the Closing (the “Anniversary Release Date”) and (B) the date on which the last sale price of the common stock equals or exceeds $12.50 per share for any 20 trading days within any 30-trading day period following the Closing, and (ii) with respect to the remaining Sponsor Upfront Escrow Shares and Founder Upfront Escrow Shares, the Anniversary Release Date.

●	The Escrow Agent shall hold the 50% of the 1,687,500 shares of common stock held by Sponsor (the “Sponsor Earn-Out Escrow Shares”) until the later of (A) the Anniversary Release Date and (B) the date on which the last sale price of the common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period following the Closing (the “First Earn-Out Target”).

●	The Escrow Agent shall hold the other 50% of the Sponsor Earn-Out Escrow Shares until the later of (A) the Anniversary Release Date and (B) the date on which the last sale price of the common stock equals or exceeds $15.00 per share for any 20 trading days within any 30-trading day period following the Closing (the “Second Earn-Out Target”).

●	In the event that neither the First Earn-Out Target Release Notice nor the Second Earn-Out Target Release Notice is delivered on or prior to the fifth anniversary of the Closing, then the Escrow Agent shall release all the Sponsor Earn-Out Escrow Shares to the Company for cancellation for no consideration. In the event that the Second Earn-Out Target Release Notice is not delivered (and the First Earn-Out Target Release Notice has been delivered) on or prior to the fifth anniversary of the Closing, then the Escrow Agent shall release 50% of the Sponsor Earn-Out Escrow Shares to the Company for cancellation for no consideration.

The foregoing description of the Amendment to Escrow Agreement is a summary only and is qualified in its entirety by reference to the Amendment to Escrow Agreement, a copy of which attached as Exhibit 10.7 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The disclosure set forth under “Introductory Note” above is incorporated in this Item 2.01 by reference. The material provisions of the Merger Agreement and the Framework Agreement are described in Tuscan’s definitive proxy statement filed with the Securities and Exchange Commission (“SEC”) on July 2, 2021 (the “Proxy Statement”) in the section entitled “Proposal No. 1—The Business Combination Proposal—The Merger Agreement,” which is incorporated herein by reference.

The Business Combination was approved by Tuscan’s stockholders at Tuscan’s special meeting of the stockholders held on July 21, 2021 (the “Special Meeting”). At the Special Meeting, 20,329,333 shares of common stock were voted in favor of the proposal to approve the Business Combination, 4,667 shares of common stock were voted against the proposal, and holders of 1,632 shares of common stock abstained from voting on the proposal. Tuscan’s public stockholders had the opportunity, in connection with the Closing, to convert shares of common stock pursuant to the terms of Tuscan’s then-existing certificate of incorporation into cash held in a trust account, and public stockholders holding 90,372 shares of common stock elected to have such shares redeemed for an aggregate amount of approximately $922,698.

At Closing, pursuant to the terms of the Merger Agreement, the Framework Agreement and subscription agreements entered into with the holders of the Bridge Notes and the PIPE Investors:

●	The Company issued 210,000,000 shares of common stock to the former owners of Microvast (the “Microvast Holders”) pursuant to the Merger Agreement, which number is inclusive of the shares being issued to the MPS Investors pursuant to the Framework Agreement to MVST SPV and pursuant to the CL Private Placement;

●	The Company issued 6,736,106 shares of common stock to the holders of the Bridge Notes;

●	The Company issued 48,250,000 shares of common stock to the PIPE Investors;

●	The Company issued 150,000 private placement units to the Sponsor upon conversion of notes payable by the Company in the amount of $150,000; and

●	The Company contributed approximately $708,000,000 in cash to Microvast to be retained for working capital purposes.

Pursuant to the Merger Agreement, the Microvast Holders and the MPS Investors will have the ability to earn, in the aggregate, an additional 20,000,000 shares of common stock (“Earn-Out Shares”) if the daily volume weighted average price of the common stock is greater than or equal to $18.00 for any 20 trading days within a 30 trading day period (or a change of control of the Company occurs that results in the holders of common stock receiving a per share price equal to or in excess of $18.00), during the period commencing on the Closing Date and ending on the third anniversary of the Closing Date.

As of the Closing Date and following the completion of the Business Combination, the ownership interests of the Company’s stockholders were as follows:

	(Shares)%
Existing Microvast Equity Holders(a)	210,000,000	69.9%
Existing Microvast Convertible Noteholders	6,736,106	2.2%
Tuscan public stockholders	27,493,140	9.2%
Sponsor Group	7,608,589	2.5%
EarlyBirdCapital	428,411	0.1%
PIPE Investors	48,250,000	16.1%
Total Common Stock	300,516,246	100%

(a)	Excludes the Earn-Out Shares, but is inclusive of the shares being issued pursuant to the Framework Agreement to MVST SPV and to the MPS Investors pursuant to the CL Private Placement.

Prior to the Closing, Tuscan was a shell company (as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with no operations, formed as a vehicle to effect a business combination with one or more operating businesses. After the Closing, the Company became a holding company whose assets primarily consist 100% of the outstanding common stock of Microvast in its subsidiaries. The following information is provided about the business of the Company reflecting the consummation of the Business Combination.

Cautionary Note Regarding Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, the Company’s, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. These forward-looking statements include, but are not limited to, statements regarding our industry and market sizes, future opportunities for us and our estimated future results and the Business Combination, including the implied enterprise value. Such forward-looking statements are based upon the current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

In addition to factors previously disclosed in our reports filed with the SEC and those identified elsewhere in this proxy statement, the following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

●	costs related to the Business Combination;

●	a delay or failure to realize the expected benefits from the Business Combination;

●	risks related to disruption of management time from ongoing business operations due to the Business Combination;

●	the impact of the ongoing COVID-19 pandemic;

●	changes in the highly competitive market in which we compete, including with respect to our competitive landscape, technology evolution or regulatory changes;

●	changes in the markets that we target;

●	risk that we may not be able to execute our growth strategies or achieve profitability;

●	the risk that we are unable to secure or protect our intellectual property;

●	the risk that our customers or third-party suppliers are unable to meet their obligations fully or in a timely manner;

●	the risk that our customers will adjust, cancel or suspend their orders for our products;

●	the risk that we will need to raise additional capital to execute our business plan, which may not be available on acceptable terms or at all;

●	the risk of product liability or regulatory lawsuits or proceedings relating to our products or services;

●	the risk that we may not be able to develop and maintain effective internal controls;

●	the outcome of any legal proceedings that may be instituted against us or any of our directors or officers; and

●	risks of operations in The Peoples Republic of China (the “PRC”).

Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements are based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as such information is based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond our control. All information set forth herein speaks only as of the date hereof in the case of information about the Company or the date of such information in the case of information from persons other than the Company, and we disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date hereof except as may be required under applicable securities laws. Forecasts and estimates regarding our industry and end markets are based on sources we believe to be reliable, however there can be no assurance these forecasts and estimates will prove accurate in whole or in part.

Business and Properties

The business and properties of Microvast prior to the Business Combination are described in the Proxy Statement in the sections entitled “Business of Microvast” beginning on page 175, which is incorporated herein by reference.

Risk Factors

The risk factors related to the Company’s business and operations are described in the Proxy Statement in the section entitled “Risk Factors” beginning on page 39, which is incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s discussion and analysis of financial condition and results of operations of Microvast prior to the Business Combination is included in the Proxy Statement in the sections entitled “Microvast’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 198, which is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of common stock as of immediately following the consummation of the Business Combination by:

●	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock after the consummation of the Business Combination;

●	each of our current executive officers and directors, including those who became an executive officer or a director upon consummation of the Business Combination; and

●	all of our executive officers and directors as a group after the consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security.

Name and Address of Beneficial Owners(1)	Number of Shares	%(2)
Directors and Officers:
Yang Wu	85,036,953	28.30%
Yanzhuan Zheng	313,009	*
Stanley Whittingham	—	0%
Arthur Wong	—	0%
Craig Webster	—	0%
Stephen Vogel(3)	8,227,178	2.74%
Wei Ying	—	0%
Shane Smith	—	0%
Wenjuan Mattis	198,415	*
Sascha Rene Kelterborn	—	0%
Shengxian Wu. Ph.D.	—	0%
Sarah Alexander	1,000	*
Lu Gao	—	0%
All directors and officers as a group (13 persons)	93,776,555	31.20%
Five Percent Holders:
Yang Wu	85,036,953	28.30%
CDH Griffin Holdings Company Limited(4)	37,180,488	12.37%
Ashmore Group plc(5)	23,503,434	7.82%
International Finance Corporation	23,503,274	7.82%

*	Less than one percent.
1.	Unless otherwise indicated, the business address of each of the individuals listed is c/o Microvast Holdings, Inc., 12603 Southwest Freeway, Suite 210, Stafford, Texas 77477.

2.

The post-Closing percentage of beneficial ownership is calculated based on 300,516,246 shares of common stock outstanding immediately after the consummation of the Business Combination. The denominator used for any stockholder who owns warrants includes such number of shares of common stock issuable upon the exercise of such warrants. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

3.

Represents 7,927,178 shares held by Tuscan Holdings Acquisition LLC, an entity controlled by Stephen Vogel and 300,000 shares held by Stephen Vogel. Number of shares held includes 708,589 shares of common stock underlying private warrants that will become exercisable 30 days after the Closing. Mr. Vogel disclaims beneficial ownership of the reported shares held by Tuscan Holdings Acquisition LLC other than to the extent of his ultimate pecuniary interest therein.

4.

Represents shares held by Evergreen Ever Limited, Ningbo Yuxiang Investment Partnership, and Ningbo Dinghui Jiaxuan Investement Partnership, for which CDH Griffin Holdings Company Limited is the ultimate parent entity.

5.	Represents shares held by Ashmore Global Special Situations Fund 4 Limited, Ashmore Global Special Situations Fund 5 Limited and Ashmore Cayman SPC Limited, for which Ashmore Group plc is the ultimate parent entity.

Directors

On the Closing Date, in connection with the Business Combination, the size of the Company’s board of directors (the “board”) was increased from four members to seven members. The terms of Stefan M. Selig, Richard O. Rieger and Amy Butte, members of Tuscan’s board prior to the Closing Date, ended on the Closing Date. As of the Closing Date, the board is as follows:

Name	Age	Position
Yang Wu	55	Chief Executive Officer, Chairman of the Board, Director
Yanzhuan Zheng	57	Chief Financial Officer, Director
Craig Webster	49	Director
Arthur Wong	60	Director
Stanley Whittingham	79	Director
Stephen Vogel	72	Director
Wei Ying	54	Director

Wu has the right, but not the obligation, to nominate for election to the board at every meeting of the stockholders of the Company at which directors are elected a number of individuals (rounded up to the nearest whole number) equal to (a) the total number of directors, multiplied by (b) the quotient obtained by dividing the shares of common stock beneficially owned by Wu by the total number of outstanding shares of common stock (each, a “Wu Director”) less the number of Wu Directors then serving on the board and whose terms in office are not expiring at such meeting. So long as the Sponsor beneficially owns at least 5,481,441 shares of common stock, the Sponsor shall have the right, but not the obligation, to nominate for election to the board at every meeting of the stockholders of the Company at which directors are elected, one individual (the “Sponsor Director”) less the number of Sponsor Directors then serving on the board and whose terms in office are not expiring at such meeting. Wu, Yanzhuan Zheng, Stanley Whittingham and Arthur Wong were nominated by Wu as the initial Wu Directors and Stephen Vogel was nominated by the Sponsor as the initial Sponsor Director. The Class I Directors are Stephen Vogel and Wei Ying, each of whom shall initially serve for a term expiring at the first annual meeting of stockholders; the Class II Directors are Stanley Whittingham and Arthur Wong, each of whom shall initially serve for a term expiring at the second annual meeting of stockholders; and the Class III Directors are Wu, Yanzhuan Zheng and Craig Webster, each of whom shall initially serve for a term expiring at the third annual meeting of stockholders. Information with respect to each of the Company’s directors is set forth below.

Yang Wu was elected to our board as a Class III Director at the Special Meeting at which the Merger was approved and, since the Closing, has served as our chairman and chief executive officer. He was the founder of Microvast and has been its chairman, chief executive officer and director since its inception in October 2006. From 2000 to 2006, Wu served as chief executive officer at Omex Environmental Engineering Co., Ltd., a water treatment company, which was founded by him and acquired by Dow Chemical Company in 2006. From 1996 to 2000, Wu served as chief executive officer and founder of Omex Engineering and Construction Inc., and from 1989 to 1996, Wu was the founder of World Wide Omex, Inc., which was an agent for a large oilfield service company. Wu holds a bachelor’s degree from Southwest Petroleum University, Chengdu.

Yanzhuan Zheng was elected to the board as a Class III Director at the Special Meeting at which the Merger was approved and, since the Closing, has served as our chief financial officer. He served as Microvast’s chief financial officer and as a director since 2010. In this capacity he is in charge of all accounting, taxation and financial reporting activities. He is also heavily involved in the company’s financial and strategic planning, execution and capital market activities. Mr. Zheng started his career with Arthur Anderson LLP in 1997 before joining Eisner Amper LLP (formerly Imowitz Konig LLP) in 2001. Mr. Zheng then joined Quantum Energy Partners, a Houston-based private equity firm in 2007. Mr. Zheng holds a M.S. in accounting from Texas A&M University and is a Certified Public Accountant and a CFA Charter holder.

Craig Webster was elected to the board as a Class III Director at the Special Meeting at which the Merger was approved. He has served as a director of Microvast since 2012. Mr. Webster joined the Ashmore Group, a dedicated Emerging Markets investment manager, in January 2005, holding positions as General Counsel (2007-2010) and Global Head of its Special Situations Funds (2013-2018). During his time at Ashmore, he was a member of the firm’s investment committees for its special situations funds and Latam Infrastructure Fund. He has previously served as non-executive director for BTS Group, a company listed on the stock exchange of Thailand and Petron Corporation, a company listed on the Philippine Stock Exchange. Mr. Webster holds a bachelor of arts degree in Marketing from the University of Stirling and the CPE and LPC qualifications from the College of Law (York). He qualified as a lawyer with DLA (now DLA Piper) in 1998, and then worked as a lawyer specializing in cross-border M&A and corporate restructurings with Weil, Gotshal & Manges (1998-2003).

Wei Ying was elected to the board as a Class I Director at the Special Meeting at which the Merger was approved. Mr. Ying has been a director of Microvast since June 2017. Mr. Ying has been a managing partner and director of CDH Shanghai Dinghui Bai Fu Investment Management Co., Ltd. and some of its affiliates since December 2014. CDH Shanghai Dinghui Bai Fu Investment Management Co., Ltd. is a key investment manager entity under CDH Investment. Mr. Ying has been an independent non-executive director of CHTC Fong’s Industries Company Limited, a company listed on the Hong Kong Stock Exchange since September 2011, an independent non-executive director of Fountain Set (Holdings) Limited, a company listed on the Hong Kong Stock Exchange since January 2015, a director of Giant Network Group Co., Ltd., a company listed on the Shenzhen Stock Exchange since May 2016, an independent non-executive director of Zhongsheng Group Holdings Limited, a company listed on the Hong Kong Stock Exchange since December 2016, a director of Beijing East Environment Energy Technology Co., Ltd., a company listed on The National Equities Exchange and Quotations, since July 2017, a director of Yunji Inc., a company listed on the Nasdaq Stock Market since February 2018, and a director of Sinocelltech Group Limited, a company listed on the Shanghai Stock Exchange since February 2019. Mr. Ying has also been a director of Guolian Industry Investment Fund Management (Beijing) Co., Ltd. since February 2014, a director of Huaian Yuchu Transportation Co., Ltd. since August 2016, a director of Zhejiang Liji Electronics Co., Ltd. since December 2020, a director of Ane (Cayman) Inc. and its affiliates since August 2016, a director of Ningbo Dingcheng Investment Management Co., Ltd. since March 2018, a director of Shenzhen Tajirui Biomedical Co., Ltd. since July 2018, a director of Ningbo Dingyi Asset Management Co., Ltd. since October 2015, and a director of Shanghai Jiexin VC Investment Management Co., Ltd. since January 2017. Mr. Ying has a Bachelor’s Degree in economics from Zheijiang Gohgshang University and a Master of Business Administration from the University of San Francisco School of Management.

Stephen A. Vogel was elected to the board as a Class I Director at the Special Meeting at which the Merger was approved. He previously served as Tuscan’s Chairman and Chief Executive Officer since its inception. He has also served as Chairman and Chief Executive Officer of Tuscan Holdings Corp. II (“Tuscan II”), a blank check company like Tuscan that is searching for a target business with which to consummate an initial business combination, since March 2019. Mr. Vogel has over 40 years of operating and private equity experience. He has served as General Partner of Vogel Partners, LLP, a private investment firm, since 1996. He served as President of Twelve Seas Investment Company, a blank check company, from May 2018 until the completion of its business combination with Brooge Holdings Limited in December 2019, and he served as a director of that company from June 2018 until December 2019. From December 2016 until February 2018, Mr. Vogel was Executive Chairman of Forum Merger Corporation, a blank check company that completed its initial public offering in April 2017. Forum completed its initial business combination in February 2018 with C1 Investment Corp. and in connection with the consummation of the business combination changed its name to ConvergeOne Holdings, Inc. (NASDAQ: CVON). Mr. Vogel began his career in 1971 as President, Chief Executive Officer and co-founder of Synergy Gas Corp., a retail propane distribution company. After selling Synergy Gas Corp. to Northwestern Corp. in 1995, Mr. Vogel co-founded EntreCapital Partners, a private equity firm that focused on companies facing operational or management challenges, and served until 1999. Additionally, he was a venture partner at EnerTech Capital Partners, an energy focused venture capital firm, from 1999 to 2002, and an operating partner at Tri-Artisan Capital Partners, LLC, an investment bank, from 2004 to 2006. Mr. Vogel also served as Chief Executive Officer of Grameen America, a not-for-profit organization that provides microloans to low-income borrowers in the United States, from 2008 to 2013. He was on the board of Netspend (NASDAQ: NTSP), a leader for prepaid stored value platforms, from 2011 to 2013. Mr. Vogel was a member of the Board of Trustees at Montefiore Medical Center and Children’s Hospital for over 20 years and served on the Board of Trustees at Lighthouse International, a non-profit organization. Mr. Vogel is a past Trustee of the Horace Mann School and previously served on the Board of Directors of the National Propane Gas Association. Mr. Vogel received a BS degree from Syracuse University School of Management.

Stanley Whittingham was elected to the board as a Class I Director at the Special Meeting at which the Merger was approved. He has been a distinguished professor of chemistry and director at Binghamton University since 1988. Stanley Whittingham’s research interest and expertise includes elucidation of the limiting mechanisms, chemical and structural, of intercalation reactions using a variety of synthetic and characterization approaches, both in-situ and ex-situ. He was awarded the Nobel Prize in Chemistry in 2019 for his work with lithium ion batteries. He obtained his Ph.D. in Chemistry, his Master of Arts and his Bachelor of Arts degrees from, Oxford University.

Arthur Wong was elected to the board as a Class I Director at the Special Meeting at which the Merger was approved. He is one of our independent directors and chairman of the audit committee. Mr. Wong currently serves as an independent director and Chairman of the Audit Committee of Daqo New Energy Corp. (NYSE: DQ), Tarena International, Inc. (NASDAQ: TEDU), Canadian Solar Inc. (NASDAQ: CSIQ) and Maple Leaf Educational Systems Limited (HKSE: 1317). From 2008 to 2018, Mr. Wong served as the Chief Financial Officer for Asia New-Energy, Nobao Renewable Energy, GreenTree Inns Hotel Management Group and Beijing Radio Cultural Transmission Company Limited sequentially. From 1982 to 2008, Mr. Wong worked for Deloitte Touche Tohmatsu, in Hong Kong, San Jose and Beijing over various periods of time, with his last position as a partner in the Beijing office. Mr. Wong received a bachelor’s degree in applied economics from the University of San Francisco and a higher diploma of accountancy from Hong Kong Polytechnic University. He is a member of the American Institute of Certified Public Accountants, the Association of Chartered Certified Accountants and the Hong Kong Institute of Certified Public Accountants.

Independence of Directors

Under the listing rules of The NASDAQ Capital Market (“NASDAQ”), we are required to have a majority of independent directors serving on our board. The Company’s board has determined that Craig Webster, Wei Ying Stanley Whittingham, Stephen Vogel and Arthur Wong are independent within the meaning of NASDAQ Rule 5605(a)(2).

Committees of the Board of Directors

Following the Closing, the standing committees of the Company’s board consist of an audit committee, a compensation committee and a nominating and corporate governance committee. Each of the committees reports to the board. The composition, duties and responsibilities of these committees are set forth below.

Audit Committee

We have established an audit committee of its board of directors. Craig Webster, Arthur Wong and Wei Ying serve as members of our audit committee and Arthur Wong will serve as chairman of the audit committee. Each of the members of the audit committee will be independent under the applicable Nasdaq listing standards.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

●	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board of directors whether the audited financial statements should be included in our Form 10-K;

●	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

●	discussing with management major risk assessment and risk management policies;

●	reviewing and approving all related-party transactions;

●	inquiring and discussing with management our compliance with applicable laws and regulations;

●	monitoring the independence of the independent auditor;

●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

●	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

●	appointing or replacing the independent auditor;

●	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

●	approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Our audit committee held 4 meetings in 2020.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors,” as defined for audit committee members under the Nasdaq listing standards and the rules and regulations of the SEC, who are “financially literate,” as defined under Nasdaq’s listing standards. Nasdaq’s listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, we are required to certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication.

Arthur Wong will serve as a financial expert on the audit committee.

Nominating and corporate governance committee

We have established a nominating and corporate governance committee of the board. Stephen Vogel, Craig Webster and Arthur Wong serve as members of our nominating and corporate governance committee and Stephen Vogel will serve as chairman of the nominating and corporate governance committee. Each of the members of the nominating and corporate governance committee have been determined to be independent under the applicable Nasdaq listing standards.

The primary purpose of our nominating and corporate governance committee is to assist the board in matters relating to the appropriate size, functioning, and needs of the board including, but not limited to, recruitment and retention of high-quality members of the board of directors and committee composition and structure.

Our nominating and corporate governance committee held no meetings in 2020.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the nominating and corporate governance committee charter, generally provide that persons to be nominated:

●	should have demonstrated notable or significant achievements in business, education or public service;

●	should possess the requisite intelligence, education and experience to make a significant contribution to the Company board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

●	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The nominating and corporate governance committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating and corporate governance committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating and corporate governance committee does not distinguish among nominees recommended by stockholders and other persons.

In general, in order to provide sufficient time to enable the nominating and corporate governance committee to evaluate candidates recommended by stockholders in connection with selecting candidates for nomination in connection with our annual meeting of stockholders, the Corporate Secretary must receive the stockholder’s recommendation no later than thirty (30) days after the end of our fiscal year.

Compensation Committee Information

We have established a compensation committee of our board of directors. Stephen Vogel, Craig Webster and Wei Ying serve as members of our compensation committee. Under Nasdaq listing standards and applicable SEC rules, our compensation committee must consist of all independent members. Each committee member meets the independent director standard under the Nasdaq listing standard, and Craig Webster will serve as chairman of the compensation committee following the Closing.

The Company has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

●	reviewing and approving the compensation of all of our other executive officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

●	if required, producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Our compensation committee held no meetings in 2020.

Executive Officers

In connection with and effective as of the Closing, Stephen A. Vogel resigned as the Company’s Chief Executive Officer and Ruth Epstein resigned as the Company’s President and Chief Financial Officer. Also, in connection with the Closing, the following individuals were appointed by the board as executive officers of the Company:

Name	Age	Position
Yang Wu	55	Chief Executive Officer, Chairman of the Board, Director
Yanzhuan Zheng	57	Chief Financial Officer, Director
Shane Smith	53	Chief Operating Officer and President, Microvast U.S.
Wenjuan Mattis, Ph.D.	40	Chief Technology Officer
Sascha Rene Kelterborn	47	Chief Revenue Officer and Managing Director, Microvast EMEA
Shengxian Wu, Ph.D.	38	CEO-Microvast China
Sarah Alexander	38	General Counsel, Corporate Secretary, Compliance Officer and Head of Investor Relations
Lu Gao	**	Chief Accounting Officer

Information with respect to Wu and Yanzhuan Zheng is set forth above under “Directors”, and information with respect to the remaining executive officers is provided below.

Dr. Wenjuan Mattis was appointed as our Chief Technology Officer at the Closing. She joined Microvast in 2013; she has served as Microvast’s Chief Technology Officer since January 2018, leading the development of battery materials, cells, modules and packs from R&D to production. Prior to that she served as VP of Technology since January 2015, and as Chief Scientist from October 2013 to December 2014. From March 2010 to October 2013, Dr. Mattis served as Senior Research Engineer at Dow Chemical Company in Midland, Michigan, where she led and participated in battery projects developing materials and cells for xEV and consumer electronics. In May 2016, Dr. Mattis was elected as the youngest member of the Board of Directors of IMLB (International Meeting on Lithium Batteries) association, which is the largest and most prestigious battery association. She has also served as the Vice President of International Automotive Lithium Battery Association (IALB) since June 2013. Dr. Mattis holds a Bachelor of Science degree in Mechanics and Engineering Science at Fudan University, Shanghai and a Ph.D. degree in Materials Science and Engineering at the Pennsylvania State University. Dr. Mattis has been working on the development of lithium ion battery technology for over 16 years. She has authored 22 papers and holds 81 patents.

Shane Smith was appointed as our Chief Operating Officer and President of MP Solutions at the Closing. He served as Microvast’s Chief Operating Officer and President of MP Solutions since February 2021. Prior to that he was Microvast’s Executive Vice President and President of MP Solutions since August 2019. Prior to joining Microvast, he was Sr. Vice-President of Product Marketing of TransCore, a subsidiary of Roper Technologies, from 2013-2019. From 1996-2013, Mr. Smith worked for TriQuint Semiconductor, today Qorvo, Inc., in various roles of increasing responsibility. In 2011, he was the Vice-President for Global Marketing for Mobile Devices. From 1990-1996, Mr. Smith was a submarine officer in the United States Navy. Mr. Smith holds a Bachelor’s degree from the United States Naval Academy, certified Naval Nuclear Engineer, and a Master of Science in Business from the Johns Hopkins University. He serves as a trustee of the U.S. Naval Academy Foundation.

Sascha Rene Kelterborn was appointed as our Chief Revenue Officer and Managing Director of Microvast EMEA at the Closing. He has been Microvast’s Chief Revenue Officer and Managing Director of Microvast EMEA since February 2021. From January 2018 until February 2021, he was Microvast’s Senior Vice President of Sales & Marketing Western Globe. He has also served as Managing Director of MPS and of Microvast EMEA since June 2017. He originally joined Microvast as Deputy Managing Director of Microvast GMBH in January 2017. Prior to joining us, he served as Managing Director of Kelterborn & Partner, providing consulting services to the railway, building supply and industrial sector from January 2015 to January 2017. From December 2007 until November 2014, he served in numerous positions with Vossloh AG, Werdohl, Germany, including Vice President CIS & Mongolia, December 2010 to November 2014, and Vice President Sales December 2007 to November 2010. At times during his engagement with Vossloh AG, he also served in the following positions: President of Vossloh Fastening Systems America Corp., Chicago, USA; Regional Director Vossloh Middle East Business Rail LLC, Abu Dhabi, UAE; Member of the International Sales Steering Committee of the Vossloh AG; Member of the supervisory board of ZAO Vossloh Fastening Systems, Moscow, Russia; and Member of the supervisory board of Vossloh Fastening Systems, Kunshan, China

Dr. Shengxian Wu was appointed as our Chief Executive Officer, Microvast China at the Closing. He has served as Chief Executive Officer, Microvast China, since January 2021. He first joined us in April 2016, as director of Microvast China’s powertrain department. In June 2017, he became dean of Microvast China’s product research institute, and in January 2020, he became general manager of Pack BU. Prior to joining Microvast China, he was manager of the battery system department at Zhejiang Greely Holding Group. Dr. Wu holds a bachelor of science degree in Environmental Engineering from Beijing Institute of Technology and a Ph.D. in Lithium Battery from Beijing Institute of Technology.

Sarah Alexander was appointed as General Counsel, Corporate Secretary, Compliance Officer and Head of Investor Relations of the Company at the Closing. Prior to joining Microvast in July 2021, she held various positions of increasing responsibility at Thermon Group Holdings, Inc. (NYSE:THR) (“Thermon”), a global provider of industrial process heating solutions, from 2008 to 2020. She joined Thermon as a Compliance Specialist and was quickly promoted to Corporate Counsel in 2009. In connection with Thermon’s initial public offering in 2011, she assumed additional responsibilities as Senior Counsel and Director of Investor Relations. In 2014, she was tasked with leading Thermon’s global legal team as General Counsel and Corporate Secretary. In late 2018, she transitioned into an operational role with full P&L responsibility for one of the company’s business lines as Director, Business Development – Thermon Power Solutions. Ms. Alexander holds a Bachelor’s degree from Barry University and a J.D. from the University of Miami School of Law.

Lu Gao was appointed as Chief Accounting Officer of the Company at the Closing. She joined Microvast as its chief accounting officer in March 2019. Prior to joining Microvast, she worked for Deloitte Touche Tohmatsu Certified Public Accountants LLP. from July 2005 to May 2018, at various positions, where she was the leading manager participating in auditing a number of US listed companies. She holds a Bachelor’s degree from Renmin University of China, with a major in accounting.

In connection with the Merger, Microvast entered into individual employment agreements with its Chief Executive Officer, Chief Financial Officer and Chief Technology Officer, each of which was assumed by the Company effective as of the Closing. The material terms of the employment agreements are described in “—Director and Executive Officer Compensation” of this Current Report on Form 8-K which is incorporated herein by reference.

There are no arrangements or understandings between any of Yang Wu, Yanzhuan Zheng, Craig Webster, Arthur Wong, Stanley Whittingham, Stephen Vogel, Wei YingShane Smith, Wenjuan Mattis, Ph.D., Sascha Rene Kelterborn, Shengxian Wu, Ph.D., Sarah Alexander or Lu Gao and any other persons pursuant to which such individual was appointed as an executive officer of the Company. There are no family relationships between any of Yang Wu, Yanzhuan (Leon) Zheng, Craig Webster, Arthur Wong, Stanley Whittingham, Stephen Vogel, Wei YingShane Smith, Wenjuan Mattis, Ph.D., Sascha Rene Kelterborn, Shengxian Wu, Ph.D., Sarah Alexander or Lu Gao and any director, executive officer or any person nominated or chosen by the Company to become a director or executive officer. No information is required to be disclosed with respect to Yang Wu, Yanzhuan Zheng, Craig Webster, Arthur Wong, Stanley Whittingham, Stephen Vogel, Wei YingShane Smith, Wenjuan Mattis, Ph.D., Sascha Rene Kelterborn Shengxian Wu, Ph.D., Sarah Alexander or Lu Gao under Item 404 of Regulation S-K.

Indemnification of Directors and Executive Officers

The Delaware General Corporation Law (“DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our Charter includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of this provision is to eliminate the rights of the Company and its stockholders, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith or knowingly or intentionally violated the law.

The Charter and the Bylaws provide that the Company must indemnify and advance expenses to directors and officers to the fullest extent authorized by the DGCL. The Company is also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. The Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in the Charter and the Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. The Company believes that these provisions, liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Please also see the information set forth under “Item 1.01. Entry into a Material Definitive Agreement—Indemnity Agreements” of this Current Report on Form 8-K.

Director and Executive Officer Compensation

Pre-Closing Compensation of Executive Officers and Directors

The compensation of Microvast’s named executive officers and directors before the consummation of the Business Combination is set forth in the Proxy Statement in the section titled “Executive Compensation of Microvast” beginning on page 195, which is incorporated herein by reference.

Post-Closing Compensation of Executive Officers and Directors

After completion of the Business Combination, Wu will serve as Chief Executive Officer, Yanzhuan Zheng will serve as Chief Financial Officer, Shane Smith will serve as Chief Operating Officer and President, Microvast U.S., Wenjuan Mattis, Ph.D. will serve as Chief Technology Officer, Sascha Rene Kelterborn will serve as Chief Revenue Officer and Managing Director, Microvast EMEA and Shengxian Wu, Ph.D. will serve as CEO-Microvast China.

Employment Agreements, Annual Base Salaries and Target Bonuses

In connection with the Merger, Microvast entered into individual employment agreements with the Chief Executive Officer, Chief Financial Officer and Chief Technology Officer, each to be assumed by the Company effective as of the Closing.

Executive Employment Agreements

Subject to earlier termination in accordance with the executive employment agreements (the “Executive Employment Agreements”), each of Chief Executive Officer, Chief Financial Officer and Chief Technology Officer will continue service to the Company in their existing roles until the third anniversary of the Closing, which terms will be automatically extended for additional 12-month periods unless a notice of non-renewal is given by either party in accordance with the notice requirements of the Executive Employment Agreements prior to the expiration of the term then in effect.

The Executive Employment Agreement for each of Chief Executive Officer, Chief Financial Officer and Chief Technology Officer provides for an annual base salary of $350,000 for the Chief Executive Officer, $275,000 for the Chief Financial Officer, and $300,000 for the Chief Technology Officer. The Executive Employment Agreement for each of Chief Executive Officer, Chief Financial Officer and Chief Technology Officer also provides for the opportunities to participate in the Company’s annual incentive bonus plan for senior executives and the Company’s long-term incentive plan, each in accordance with the terms of such plans that may be in effect from time to time and subject to such other terms as the board may approve. The executives are also eligible to participate in the benefit plans or programs of the Company generally provided to other similarly situated executives of the Company.

The Executive Employment Agreement for each of Chief Executive Officer, Chief Financial Officer and Chief Technology Officer may be terminated by either the Company or the executives at any time and for any reason upon thirty (30) day’s prior written notice. Upon a termination by the Company or an executive for any reason, an executive (or his or her estate upon a termination due to death of the executive) will receive all accrued salary and any earned but unpaid bonuses through and including the date of termination. Following a termination due to death or disability of an executive, the executive (or his or her estate) will also receive: (1) a pro rata bonus for the annual bonus that the executive would have earned for the fiscal year in which the death or disability occurs based on performance as determined by the board, prorated for the period of time during the fiscal year worked by the executive; and (2) if the death or disability occurs within three years following the Closing, full acceleration of any equity awards or other long-term incentive awards held by the executive as of the Closing that were granted to the executive prior to the Closing. Any other outstanding equity awards or long-term incentive awards granted to the executive following the Closing will be treated in accordance with the terms of the applicable plans and award agreements.

Following a termination due to termination by the Company without Cause (as defined in the Executive Employment Agreements) or due to resignation by an executive for Good Reason (as defined in the Executive Employment Agreements), in either case prior to a Change in Control (as defined in the Executive Employment Agreements), subject to the execution and non-revocation by the executive of a general release of claims in favor of the Company, the executive will be entitled to: (1) an amount equal to, for the Chief Executive Officer, two and a half times, and for the Chief Financial Officer and Chief Technology Officer, one and a half times, the sum of (x) the executive’s then-current base salary plus (y) the greater of (A) the average amount of the annual bonus paid to the executive for each of the three fiscal years immediately prior to the fiscal year in which the termination or resignation occurs or (B) target annual bonus for the fiscal year in which the termination or resignation occurs, payable in substantially equal monthly installments over a period of 30 months for the Chief Executive Officer and 18 months for the Chief Financial Officer and Chief Technology Officer (the “Severance Period”); and (2) if the termination without Cause or resignation for Good Reason occurs within three years following the Closing, full acceleration of any equity awards or other long-term incentive awards held by the executive as of the Closing that were granted to the executive prior to the Closing. Any other outstanding equity awards or long-term incentive awards granted to the executive following the Closing will be treated in accordance with the terms of the applicable plans and award agreements.

Following a termination due to termination by the Company without Cause or due to resignation by an executive for Good Reason on or within two years following the closing of a Change in Control, subject to the execution and non-revocation by the executive of a general release of claims in favor of the Company, the executive will be entitled to: (1) an amount equal to, for the Chief Executive Officer, three times, and for the Chief Financial Officer and Chief Technology Officer, two times, the sum of (x) the executive’s then-current base salary plus (y) the greater of (A) the average amount of the annual bonus paid to the executive for each of the three fiscal years immediately prior to the fiscal year in which the termination or resignation occurs or (B) target annual bonus for the fiscal year in which the termination or resignation occurs, payable in a single lump sum within 75 days of the termination or resignation; (2) a pro rata bonus of the greater of (A) the average amount of the annual bonus paid to the executive for each of the three fiscal years immediately prior to the fiscal year in which the termination or resignation occurs or (B) annual bonus the executive would have earned for the fiscal year in which the termination or resignation occurs based on performance as determined through the date of termination or resignation, prorated for the period of time during the fiscal year worked by the executive, payable in a single lump sum within 75 days of the termination or resignation; and (3) full acceleration of all outstanding equity awards held by the executive as of the date of termination or resignation.

Each of Chief Executive Officer, Chief Financial Officer and Chief Technology Officer is subject to restrictive covenants as follows: (1) a post-termination non-compete for a period of 18 months following an executive’s termination or resignation for any reason; (2) confidentiality restrictions through the time period such confidential information remains not generally known to the public; and (3) customer and employee non-solicitation and noninterference for a period of 18 months following an executive’s termination or resignation for any reason.

Mr. Kelterborn and Microvast GmbH entered into service agreement on June 1, 2017 (the “Kelterborn Agreement”). The Kelterborn Agreement provides Mr. Kelterborn an annual base salary, an annual target bonus opportunity of 30% of his annual base salary based on performance, certain employee benefit and paid time off in accordance with Microvast’s policies. Mr. Kelterborn is also subject to confidentiality obligations and a one-year post-employment non-competition covenant.

The foregoing summaries of the Company’s agreements with Dr. Mattis and Messrs. Wu, Zheng and Kelterborn are subject to the full text of the agreements, which are filed, respectively, as Exhibits 10.4, 10.2, 10.3 and 10.5 to this Current Report on Form 8-K and are incorporated herein by reference.

2021 Plan Awards

On July 21, 2021, the stockholders of the Company approved the Microvast Holdings, Inc. 2021 Equity Incentive Plan (the “2021 Plan”), effective upon the Closing. The description of the 2021 Plan set forth in the Proxy Statement section titled “Proposal No. 6—The Incentive Plan Proposal” beginning on page 157 is incorporated herein by reference. A copy of the full text of the 2021 Plan is filed as Exhibit 10.6 to this Current Report on Form 8-K and is incorporated herein by reference. The Company has not yet issued any awards under the 2021 Plan.

Director Compensation

Directors are not currently compensated for their services on our board. Following the Closing, the board intends to establish a compensation plan for non-employee directors.

Certain Relationships and Related Party Transactions

In November 2018, we issued an aggregate of 5,750,000 shares of our common stock (“founders’ shares”) for an aggregate purchase price of $25,000, or approximately $0.004 per share, to our initial stockholders. In March 2019, we effectuated a stock dividend of 0.2 shares of common stock for each outstanding share of common stock, resulting in our initial stockholders holding an aggregate of 6,900,000 founders’ shares. In November 2018, we also issued to designees of EarlyBirdCapital an aggregate of 300,000 shares of common stock (after giving effect to the stock dividend referred to above)(the “representative shares”) at a price of $0.0001 per share.

In connection with our initial public offering (“IPO”), the founders’ shares were placed into an escrow account at Morgan Stanley maintained in New York, New York by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, the escrow agreement originally provided that these shares may not be transferred, assigned, sold or released from escrow (subject to certain limited exceptions) (i) with respect to 50% of such shares, for a period ending on the earlier of the one-year anniversary of the date of the consummation of our initial business combination and the date on which the closing price of our common stock equals or exceeds $12.50 per share for any 20 trading days within a 30-trading day period following the consummation of our initial business combination and (ii) with respect to the remaining 50% of such shares, for a period ending on the one-year anniversary of the date of the consummation of our initial business combination, or earlier if, subsequent to our initial business combination, we consummate a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. The limited exceptions include transfers, assignments or sales (i) to our or our sponsor’s officers, directors, consultants or their affiliates, (ii) to an entity’s members upon its liquidation, (iii) to relatives and trusts for estate planning purposes, (iv) by virtue of the laws of descent and distribution upon death, (v) pursuant to a qualified domestic relations order, (vi) to us for no value for cancellation in connection with the consummation of our initial business combination, or (vii) in connection with the consummation of a business combination at prices no greater than the price at which the shares were originally purchased, in each case (except for clause (vi) or with our prior consent) where the transferee agrees to the terms of the escrow agreement and to be bound by these transfer restrictions.

On March 7, 2019, the Company consummated its IPO of 24,000,000 of its units (“Units”). Each Unit consists of one share of common stock and one redeemable warrant, with each warrant entitling the holder to purchase one share of common stock at a price of $11.50 per share. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $240,000,000.

Simultaneously with the consummation of the IPO, the Company consummated the private placement of 615,000 Units (“private units”) at a price of $10.00 per private unit, generating total proceeds of $6,150,000, to the Sponsor and EarlyBirdCapital, the representative of the underwriters in the IPO, and its designees. The private units are identical to the Units sold in the IPO, except that the warrants underlying the private units are non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the initial purchasers or their permitted transferees.

On March 12, 2019, the Company consummated the sale of an additional 3,600,000 Units that were subject to the underwriters’ over-allotment option at $10.00 per Unit, generating gross proceeds of $36,000,000. Simultaneously with the closing of the sale of additional units, the Company consummated the sale of an additional 72,000 private units at $10.00 per private unit, generating total proceeds of $720,000.

Related Party Loans

On April 20, 2020, the Sponsor committed to provide Tuscan an aggregate of $500,000 in loans. The loans were non-interest bearing, unsecured and due upon the consummation of a business combination. In the event that a business combination does not close, the loans would be repaid only out of funds held outside the trust account to the extent such funds are available. Otherwise, all amounts loaned to Tuscan would be forgiven. On April 21, 2020, Tuscan issued an unsecured promissory note to the Sponsor in the aggregate amount of $300,000 (the “Sponsor Note”), of which $200,000 was drawn upon on such date.

On February 12, 2021, Tuscan issued an unsecured promissory note to the Sponsor in the aggregate amount of $1,200,000 (together, with the Sponsor Note, the “Convertible Promissory Notes”). The Convertible Promissory Notes are convertible, at the lender’s option, into units of the Company at a price of $10.00 per unit.

As a result of the February 12, 2021 commitment, the Sponsor had committed to Tuscan a total of $1.5 million, of which a total of $700,000 has been drawn upon, with $400,000 of the drawn amount pursuant to the February 12, 2021 Sponsor Note. In connection with the Merger, the Sponsor converted the $1.5 million total loan balance into 150,000 units of Tuscan immediately prior to the Closing. Such units have terms identical to the terms of the Tuscan’s private units and will consist of (i) 150,000 shares of common stock and (ii) warrants to purchase 150,000 shares of common stock at an exercise price of $11.50 per share.

Company Support Agreement

Contemporaneously with the execution of the Merger Agreement, Yang Wu, Diaokun Xiao, Wei Li, Xiaoping Zhou, Guoyou Deng, Yanzhuan Zheng, Wenjuan Mattis, Huzhou HongLi Investment Management Limited Liability Partnership, Huzhou HongYuan Investment Management Limited Liability Partnership, Huzhou HongYi Investment Management Limited Liability Partnership, Huzhou OuHong Investment Management Limited Liability Partnership, Huzhou HongCai Investment Management Limited Liability Partnership, Huzhou HongJia Investment Management Limited Liability Partnership, Bruce Raben, Michael Todd Boyd, International Finance Corporation, Ashmore Global Special Situations Fund 4 Limited Partnership, Ashmore Global Special Situations Fund 5 Limited Partnership, Ashmore Cayman SPC Limited, and Evergreen Ever Limited (the “Key Company Holders”) entered into the Company Support Agreement with Microvast and the Company, in which such Key Company Holders agreed to vote all of their shares of Company Capital Stock in favor of adopting the Merger Agreement and approving the Transactions. Additionally, such Key Company Holders agreed not to (a) transfer any of their shares of Company Capital Stock (or enter into any arrangement with respect thereto) or (b) exercise any conversion rights of any equity interests held by such member of the Sponsor Group in connection with the approval of the proposed business combination.

Parent Support Agreement

Contemporaneously with the execution of the Merger Agreement, the Company and Microvast and the Sponsor, Stefan M. Selig, Richard O. Rieger and Amy Butte (collectively, the “Sponsor Group”) entered into the Parent Support Agreement in which each member of the Sponsor Group agreed, among other things, (a) to vote all Equity Interests of the Company held by such member of the Sponsor Group at such time in favor of the approval and adoption of the Merger Agreement and the Transactions and all other voting matters, (b) that he, she or it shall not directly or indirectly sell, assign, transfer, lien, pledge, dispose of or otherwise encumber any of the shares or otherwise agree to do any of the foregoing and (c) to abstain from exercising any redemption rights of any shares of common stock held by such member of the Sponsor Group in connection with the Company stockholder approval.

The Sponsor also agreed that, to the extent that certain expenses of the Company are in excess of $46,000,000 (unless such expenses shall have been approved by the Company), the Sponsor will either (i) pay any such excess amount in cash or (ii) forfeit to the Company such number of shares of the common stock held by the Sponsor that would have a value equal to such excess.

Please also see the information set forth under “Item 1.01. Entry into a Material Definitive Agreement—Amendment to Escrow Agreement” of this Current Report on Form 8-K.

Administrative Support Agreement

Tuscan entered into an agreement whereby, commencing on March 5, 2019 through the earlier of Tuscan’s consummation of a Business Combination and its liquidation, to pay an affiliate of Tuscan’s Chief Executive Officer a total of $10,000 per month for office space, utilities and secretarial and administrative support. Following the Business Combination, the Company ceased paying these monthly fees.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement “—Stockholder Agreement Agreement,”—Registration Rights and Lock-up Agreement,” —Termination of Registration Rights Agreement,” and “—Indemnity Agreements,” of this Current Report on Form 8-K is incorporated herein by reference.

Legal Proceedings

Information about legal proceedings of the Company is set forth in the Proxy Statement in the sections entitled “Business of Microvast—Legal Proceedings” beginning on page 191, which are incorporated herein by reference.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	33,647,931	(1)		$6.19	17,447,663	(2)
Equity compensation plans not approved by security holders	0		$	N/A	0
Total					17,447,663

1. Represents 209,906 options granted under Microvast’s stock incentive plan that were converted in the Merger into options to purchase 33,647,931 shares of common stock of Microvast Holdings. No further awards may be granted under the Microvast plan.

2. Represents 17,447,663 shares issuable pursuant to the 2021 Plan.

Recent Sales of Unregistered Securities

In November 2018, we issued 5,750,000 shares of common stock to our initial stockholders for $25,000 in cash, at a purchase price of approximately $0.004 per share, in connection with our organization. In March 2019, we effectuated a stock dividend of 0.2 shares of common stock for each outstanding share of common stock, resulting in our initial stockholders holding an aggregate of 6,900,000 founders’ shares. In November 2018, we also issued to designees of EarlyBirdCapital an aggregate of 300,000 shares of common stock (after giving effect to the stock dividend referred to above)(the “representative shares”) at a price of $0.0001 per share. Such shares were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

On March 7, 2019, we consummated our IPO of 24,000,000 units. Each unit consisted of one share of common stock and one redeemable warrant, with each warrant entitling the holder to purchase one share of common stock at a price of $11.50 per share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $240,000,000. EarlyBirdCapital, Inc. acted as sole book-running manager and I-Bankers Securities, Inc. acted as co-manager of the offering. The securities sold in the IPO were registered under the Securities Act on registration statements on Form S-1 (Nos. 333-229657 and 333-230068) which was declared effective by the Securities and Exchange Commission on March 5, 2019.

Simultaneously with the consummation of the IPO, we consummated the Private Placement of 615,000 private units at a price of $10.00 per private unit, generating total proceeds of $6,150,000. The private units were sold to the Sponsor, EarlyBirdCapital and its designee. The private units are identical to the units sold in the IPO, except that the warrants underlying the private units are non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the initial purchasers or their permitted transferees.

On March 12, 2019, we consummated the sale of an additional 3,600,000 units that were subject to the underwriters’ over-allotment option at $10.00 per Unit, generating gross proceeds of $36,000,000. Simultaneously with the closing of the sale of additional units, we consummated the sale of an additional 72,000 private units at $10.00 per private unit, generating total proceeds of $720,000. The private units were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

On the Closing Date, in connection with the Business Combination, the Company issued 210,000,000 shares of common stock to the former investors in Microvast, 48,250,000 shares of common stock to the PIPE Investors, and 6,736,106 shares of common stock to the Microvast Convertible Noteholders. In connection with the Merger, the Sponsor converted the $1.5 million total loan balance into 150,000 units of Tuscan immediately prior to the Closing. These issuances were made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. Descriptions of the rights, preferences and privileges of the common stock are set forth under “—Description of the Company’s Securities—Common Stock,” below.

Description of the Company’s Securities

The following summary sets forth the material terms of our securities following the Closing. The following summary is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the Charter, which is attached as Exhibit 3.1 to this Form 8-K, and the Bylaws, which are attached as Exhibit 3.2 to this Form 8-K. We urge you to read the Charter and Bylaws in their entirety for a complete description of the rights and preferences of our securities.

Authorized Stock

The Charter authorizes the issuance of 800,000,000 shares of capital stock, consisting of 750,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Upon the Closing, there were 300,516,246 shares of common stock outstanding, held as follows (a) 210,000,000 shares are held by former Microvast investors, including those shares issuable pursuant to the Framework Agreement, (b) 6,736,106 shares are held by former holders of the Microvast Convertible Notes, (c) 7,608,589 shares are held by the Sponsor Group, (d) 428,411 shares are held by EarlyBirdCapital, (e) 48,250,000 shares of common stock are held by the PIPE Investors and (f)  27,493,140 shares sold to the public in Tuscan’s IPO are held by the public. None of the foregoing take into account (x) the issuance of up to 20,000,000 Earn-Out Shares or (y) any shares of common stock issuable (i) at $11.50 per share, upon exercise of the 28,287,000 outstanding warrants or (ii) with respect to any grants that may be issued pursuant to the 2021 Plan. All shares of common stock are fully paid and non-assessable.

Voting. Each holder of common stock is entitled to one vote for each share of common stock held of record by such holder on all matters on which stockholders generally are entitled to vote. The holders of shares of common stock will vote together as a single class (or, if the holders of one or more outstanding series of preferred stock are entitled to vote together with the holders of common stock as a single class, together with the holders of such other series of preferred stock) on all matters submitted to a vote of our stockholders generally. Generally, all matters to be voted on by stockholders must be approved by a majority (or, (1) in the case of election of directors, by a plurality and (2) in the case of amendment of the Charter, so long as Wu maintains beneficial ownership of at least 10% of the total voting power of all the outstanding shares of the Company entitled to vote generally in the election of directors, by a vote of at least 75%) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of common stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Charter (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Charter (including any certificate of designations relating to any series of preferred stock) or pursuant to the DGCL.

Dividend Rights. Subject to preferences that may be applicable to any outstanding series of preferred stock or any other outstanding class or series of stock, the holders of shares of common stock are entitled to receive such dividends or distributions, if any, as may be declared from time to time by the board out of funds or assets legally available therefor.

Rights upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of common stock are entitled to assets remaining after payment of the Company’s debts and other liabilities, subject to prior distribution rights of preferred stock or any class or series of stock having a preference over the common stock, then outstanding, if any.

Other Rights. The holders of common stock have no preemptive, preferential, or similar rights with respect to issuances of shares of stock of the Company. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock will be subject to those of the holders of any shares of preferred stock the Company may issue in the future.

Preferred Stock

No shares of preferred stock are issued or outstanding immediately after the Closing. The Charter authorizes the board to establish one or more series of preferred stock. Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the holders of common stock. The board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. Additionally, the issuance of preferred stock may adversely affect the holders of common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the common stock. At present, we have no plans to issue any preferred stock.

Warrants

As a result of the Business Combination each of the warrants originally issued by Tuscan will remain outstanding and be exercisable for one share of common stock at an exercise price of $11.50. The warrants are described in Tuscan’s prospectus dated March 5, 2019, which was filed with the SEC on March 6, 2019, in the sections entitled “Description of Securities—Warrants” beginning on page 75, which is incorporated herein by reference.

Dividends

We have not paid any cash dividend on our common stock to date and do not intend to pay cash dividends prior to the Closing. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to the Closing. The payment of any cash dividends subsequent to the Closing will be within the discretion of our board at such time. Our board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Registration Rights

At the Closing, each of the former stockholders of Microvast, the MPS Investors, the CL Affiliates and the Sponsor Group entered into a registration rights and lock-up agreement with the Company, pursuant to which the Company will be obligated to file a registration statement to register the resale of certain securities of the Company held by the stockholders and indirectly held by the MPS Investors. For more information, see Section 1.01 Entry into a Material Agreement” above.

In connection with the PIPE Offering, the Company agreed that, within 30 calendar days after the Closing, the Company must file with the SEC a registration statement registering the resale or transfer of the shares issued to the PIPE Investors. The Company must use its commercially reasonable efforts to maintain the continuous effectiveness of this registration statement until the earliest of (i) the date on which the shares may be resold without volume or manner of sale limitations pursuant to Rule 144, (ii) the date on which such Shares have actually been sold and (iii) the date which is two years after the Closing.

In connection with the IPO, the Company agreed that as soon as practicable after the Closing, it must use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the public warrants. The Company must use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement until the expiration of the public warrants.

Transfer Agent

The transfer agent for our securities is Continental Stock Transfer & Trust Company, 1 State Street, New York, New York 10004.

Listing of Securities

Our common stock and warrants are listed on the NASDAQ under the symbols “MVST” and “MVSTW”. As of July 23, 2021, the Company estimates that it has approximately 100 record holders of common stock and two record holders of the warrants.

Anti-Takeover Effects of the Charter and the Bylaws

Some provisions of the Charter and the Bylaws, which are summarized in the following paragraphs, are intended to enhance the likelihood of continuity and stability in the composition of the board and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. However, these provisions may have the effect of rendering more difficult, discouraging, delaying, or preventing an acquisition deemed undesirable by Wu or the board and therefore depress the trading price of the common stock.

Authorized but Unissued Capital Stock

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Classified Board

The Charter provides that the board (other than those directors, if any, elected by the holders of any outstanding series of preferred stock) is divided into three classes of directors. For more information on the classified board, see Item 1.01. Entry into a Material Definitive Agreement—Stockholders Agreement. The existence of a classified board of directors could discourage a third-party from making a tender offer or otherwise attempting to obtain control of the Company as the classification of the board makes it more time consuming for stockholders to replace a majority of the directors.

Number of Directors

The Charter provides that the number of directors on the board will be fixed in the manner set forth in the Bylaws, except that any increase or decrease in the number of directors shall require the affirmative vote of the directors appointed by Wu then in office.

Board of Director Vacancies

The Charter provides that, with respect to directors elected by the stockholders generally entitled to vote, (i) newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the board resulting from death, resignation, disqualification, removal or other cause will be filled solely and exclusively by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and (ii) any director so elected will hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor is elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal, which prevents stockholders from being able to fill vacancies on the board.

Directors Removed Only for Cause

The Charter provides that any director elected by the stockholders generally entitled to vote may only be removed for cause.

Special Meeting of Stockholders

The Charter provides that special meetings of stockholders may only be called by (1) the board, (2) the chairman of the board or (3) Wu, so long as Wu beneficially owns at least 10% of the total voting power of the outstanding capital stock of the Company, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.

Action by Written Consent

The Charter provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by consent in lieu of a meeting.

Supermajority Requirement for Amendments of the Charter

The DGCL generally provides that the affirmative vote of the holders of a majority of the total voting power of the shares entitled to vote is required to amend a corporation’s certificate of incorporation, unless the corporation’s certificate of incorporation requires a greater percentage. The Charter provides that so long as Wu owns at least 10% of the total voting power of the outstanding capital stock of the Company, the Charter may only be amended by the affirmative vote of at least 75% of the total voting power of the outstanding capital stock of the Company. If Wu ceases to own at least 10% of the total voting power of the outstanding capital stock of the Company, the Charter may be amended by the affirmative vote of a majority of the total voting power of the outstanding capital stock of the Company. Such requirement for a supermajority to approve amendments to the Charter could enable a minority of the stockholders of the Company to exercise veto power over such amendments.

Notice Requirements for Stockholder Proposals and Director Nominations

The Charter and Bylaws provide advance notice procedures for stockholders seeking to bring business before the special meeting of stockholders or to nominate candidates for election as directors at the special meeting of stockholders. The Bylaws will also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might make it more difficult to bring matters before the special meeting.

Exclusive Forum Selection

The Charter provides that, unless we consent to the selection of an alternative forum, any (1) derivative action or proceeding brought on behalf of the Company, (2) action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Company to the Company or the Company’s stockholders, (3) action asserting a claim against the Company or any director or officer of the Company (a) arising pursuant to any provision of the DGCL or the Charter or the Bylaws or (b) as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine of the law of the State of Delaware will, to the fullest extent permitted by law, be solely and exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction. This forum selection provision does not apply to any action asserting claims arising under the Exchange Act or the Securities Act. The forum provision further provides that the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the resolution of any action asserting claims arising under the Securities Act. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Company will be deemed to have notice of and consented to the forum provisions in the Charter. Although the Company believes this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against Company’s directors and officers.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Charter includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of this provision is to eliminate the rights of the Company and its stockholders, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith or knowingly or intentionally violated the law.

The Charter and the Bylaws provide that the Company must indemnify and advance expenses to directors and officers to the fullest extent authorized by the DGCL. The Company is also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. The Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in the Charter and the Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. The Company believes that these provisions, liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of Tuscan’s or Microvast’s respective directors, officers or employees for which indemnification is sought.

Financial Statements

The historical financial statements of Microvast, Inc. for the three years ended December 31, 2020 and at and for the three months ended March 31, 2021 included in the Proxy Statement beginning on page F-52 are incorporated herein by reference.

The unaudited pro forma condensed consolidated combined financial information of Tuscan for the year ended December 31, 2020 and at and for the three months ended March 31, 2021 are included herewith as Exhibit 99.2.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth under “Item 2.01. Completion of Acquisition or Disposition of Assets—Recent Sales of Unregistered Securities” is incorporated in this Item 3.02 by reference.

Item 5.01. Changes in Control of Registrant.

To the extent required, the information set forth under “Introductory Note” and “Item 2.01. Completion of Acquisition or Disposition of Assets” of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth under “Item 2.01 Completion of Acquisition or Disposition of Assets—Directors” and “Item 2.01 Completion of Acquisition or Disposition of Assets—Executive Officers” of this Current Report on Form 8-K is incorporated herein by reference.

Executive Employment Agreements

In connection with the Merger, Microvast entered into individual employment agreements with the Chief Executive Officer, Chief Financial Officer and Chief Technology Officer, each to be assumed by the Company effective as of the Closing. The information set forth under “Item 2.01. Completion of Acquisition or Disposition of Assets—Employment Agreements” is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On the Closing Date, the Company’s Charter was amended and restated (as amended and restated, the “Charter”) and the Company’s Bylaws were amended and restated (as amended and restated, the “Bylaws”) to, among other things:

●	change the name of the Company from “Tuscan Holdings Corp.” to “Microvast Holdings, Inc.”;

●	(1) increase the total number of authorized shares of capital stock from 66,000,000 to 800,000,000 shares of capital stock, (2) increase the number of authorized shares of common stock from 65,000,000 shares to 750,000,000 shares and (3) increase the number of authorized shares of preferred stock, par value $0.0001 per share, from 1,000,000 shares to 50,000,000 shares;

●	provide that the number of directors which shall constitute the board shall be determined in the manner set forth in the Bylaws, except that any increase or decrease in the number of directors constituting the board shall require the affirmative vote of the directors nominated by Wu then in office;

●	provide that each committee of the board shall consist of the number of directors nominated by Wu that is proportionate to Wu’s ownership interest (rounded up) in the Company;

●	provide that subject to holders of preferred stock, the holders of common stock of the Company will be entitled to participate in dividends or other distributions as declared by the board;

●	provide that the stockholders of the Company shall hold a special meeting for the purpose of electing directors or to transact any other business properly brought before the stockholders at such meeting and that special meetings of the stockholders of the Company may be called by (1) the board, (2) the chairman of the board or (3) Wu, so long as Wu maintains beneficial ownership of at least 10% of the total voting power of all the outstanding shares of stock of the Company entitled to vote generally in the election of directors;

●	provide that the affirmative vote of a majority of the total voting power of the outstanding capital stock of the Company entitled to vote generally in the election of directors is required to amend, alter, change, add to or repeal the Bylaws;

●	elect that the Company shall not be governed by Section 203 of the DGCL;

●	provide that the Charter may only be amended (1) so long as Wu maintains beneficial ownership of at least 10% of the total voting power of all the outstanding shares of stock of the Company entitled to vote generally in the election of directors, by the affirmative vote of the holders of at least 75% of the total voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors or (2) if Wu does not beneficially own at least 10% of the total voting power of all the outstanding shares of stock of the Company entitled to vote generally in the election of directors, by a majority of the total voting power of all outstanding shares of stock of the Company then entitled to vote generally in the election of directors, voting together as a single class;

●	remove the various provisions applicable only to special purpose acquisition corporations that the Charter contains, including the requirement that the Company wind-up its affairs and liquidate if it does not complete a business combination by the termination date set forth therein (Article Sixth); and

●	provide that the designation of Delaware courts as the exclusive forum for litigation matters does not apply to claims arising under the Securities Act or the Exchange Act and to designate the U.S. federal district courts as the exclusive forum for claims arising under the Securities Act.

Copies of the Charter and Bylaws are filed with this Current Report on Form 8-K as Exhibit 3.1 and Exhibit 3.2, respectively, and are incorporated herein by reference, and the foregoing description of the Charter and Bylaws is qualified in its entirety by reference thereto.

Item 5.06. Change in Shell Company Status.

As a result of the Business Combination, which fulfilled the definition of an initial business combination as required by Tuscan’s Charter, the Company ceased to be a shell company, as defined in Rule 12b-2 of the Exchange Act, as of the Closing Date. The material terms of the Business Combination are described in the Proxy Statement in the section entitled “Proposal No. 1—The Business Combination Proposal” beginning on page 99, which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired

The historical financial statements of Microvast, Inc. for the three years ended December 31, 2020 and at and as of the three months ended March 31, 2021 included in the Proxy Statement beginning on page F-52 are incorporated herein by reference.

(b)	Pro Forma Financial Information

The unaudited pro forma condensed consolidated combined financial information of Tuscan for the year ended December 31, 2020 and at and as of the three months ended March 31, 2021 are included herein as Exhibit 99.2.

(d)	Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of February 1, 2021, by and among Tuscan Holdings Corp., TSCN Merger Sub Inc., and Microvast, Inc. (incorporated by reference to the Company’s definitive proxy statement on Schedule 14A, filed with the SEC on July 2, 2021).

3.1*	Second Amended and Restated Certificate of Incorporation of Microvast Holdings, Inc.

3.2*	Amended and Restated Bylaws of Microvast Holdings, Inc.

4.1*	Registration Rights and Lock-Up Agreement dated as of July 23, 2021, by and among (a) Microvast Holdings, Inc., (b) the Microvast Equity Holders, (c) the CL Holders, (d) Tuscan Holdings Acquisition LLC, Stefan M. Selig, Richard O. Rieger and Amy Butte, and (e) EarlyBirdCapital, Inc.

4.2*	Stockholders Agreement dated July 23, 2021 by and among (a) Microvast Holdings, Inc., (b) Yang Wu and (c) Tuscan Holdings Acquisition LLC.

4.3	Warrant Agreement dated as of March 5, 2019 between Microvast Holdings, Inc. (formerly Tuscan Holdings Corp. and Continental Stock Transfer & Trust Company, (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed with the SEC on March 7, 2019).

4.4*	Specimen Common Stock Certificate.

4.5*	Specimen Warrant Certificate.

10.1*	Form of Indemnity Agreement.

10.2*	Employment Agreement, dated as of February 1, 2021, by and between Microvast, Inc. and Yang Wu.

10.3*	Employment Agreement, dated as of February 1, 2021, by and between Microvast, Inc. and Yanzhuan Zheng.

10.4*	Employment Agreement, dated as of February 1, 2021, by and between Microvast, Inc. and Wenjuan Mattis, Ph.D..

10.5*	Employment Agreement, dated as of June 1, 2017, by and between Microvast, Inc. and Sascha Rene Kelterborn.

10.6*	Microvast Holdings, Inc. 2021 Equity Incentive Plan.

10.7	Framework Agreement dated as of February 1, 2021, among the Registrant, MVST SPV Inc., Microvast, Inc., Microvast Power System (Huzhou) Co., Ltd., (“MPS”), certain MPS convertible loan investors (the “CL Investors”) and certain minority equity investors in MPS (incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on February 5, 2021).

10.8	Form of Subscription Agreement between the Registrant and certain PIPE Investors (incorporated by reference from Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed with the SEC on February 5, 2021).

10.9	Subscription Agreement between the Registrant and Riheng HK Limited (incorporated by reference from Exhibit 10.5 to the Company’s Current Report on Form 8-K, filed with the SEC on February 5, 2021).

10.10	Subscription Agreement between the Registrant and Aurora Sheen Limited (incorporated by reference from Exhibit 10.6 to the Company’s Current Report on Form 8-K, filed with the SEC on February 5, 2021).

10.11	Sponsor Support Agreement, dated as of February 1, 2021, by and among Registrant, the Sponsor, Microvast, Inc., and certain stockholders of Registrant (incorporated by reference from Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed with the SEC on February 5, 2021).

10.12	Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and the Company’s Initial Stockholder (incorporated by reference from Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on March 7, 2019).

10.13*	Amendment No. 1 to Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and the Company’s Initial Stockholder, dated as of July 23, 2021.

21.1*	Subsidiaries of the Registrant.

99.1	Financial statements of Microvast, Inc. for the three years ended December 31, 2020 and the three months ended March 31, 2021 (incorporated by reference to the registrant’s definitive proxy statement filed with the SEC on July 2, 2021).

99.2*	Unaudited pro forma condensed consolidated combined financial information of the Company for the year ended December 31, 2020 and the three months ended March 31, 2021.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROVAST HOLDINGS, INC.
Date: July 28, 2021
	By:	/s/ Yanzhuan Zheng
	Name:	Yanzhuan Zheng
	Title:	Chief Financial Officer